Exhibit 10.79

                                  April 5, 2002


Mr. Robert Farias
513 Sunrise Trail
Dripping Springs
Texas 78620

RE: AMENDMENTS TO (1) FARIAS LOANS AND (2) SERVICES DOCUMENTS AND NOTE

Dear Mr. Farias:

      This letter is intended to clarify and amend the above transactions. Paradigm Sales, Inc. ("Paradigm") acquired from Silicon Valley Bank (the "Bank"), through foreclosure sale, certain assets of Adhesive Software (the "Assets"). In connection with that acquisition, Vertical Computer Systems entered into an asset purchase transaction, dated November 14, 2001, whereby those Assets have been acquired by Vertical Computer Systems, Inc. ("Vertical"), for $100,000 in cash and the issuance and delivery of 50,000 shares of Vertical Series "C" 4% Cumulative Convertible preferred stock ("Vertical Series `C' Preferred Stock) as part of the purchase of those assets, which has been paid by Vertical and received by Paradigm. Vertical also issued two promissory notes (the Farias Loan Notes") to Robert Farias, dated October 31, 2001 and November 7, 2001, respectively, in the amount of $100,000 each, in connection with two loans made by Farias to Vertical in the amount of $100,000 each on the above respective dates. In connection with services performed by Farias on behalf of Vertical to secure the purchase of the Assets, Vertical issued a third promissory note in the amount of $280,000 to Robert Farias, dated October 31, 2001, which was secured by certain assets as set forth in the Asset Pledge Agreement (collectively referred to as the "Farias Services Agreements").

      In consideration for waiving any potential default in respect to those current obligations, the parties hereby agree to the following terms:

      1. With respect to the obligations under the first $100,000 Farias Loan Note, dated October 31, 2001, which bears interest at 12.0%, Vertical shall continue to sell the 400,000 shares of eResources Capital Group stock, which Vertical pledged pursuant to the Stock Pledge Agreement. The proceeds of the eResource Capital Group sales of stock shall be used reduce the obligations under the Note accordingly. Subsections (a) and (b) of Paragraph 1 shall be replaced with the following terms: (a) a minimum payment of no less than $31,500 will be paid by April 5, 2002, (b) a payment of $8,500 will be made by April 6, 2002, (c) ten (120) installment payments of $6,000 each will be made beginning on April 15and (d) all principal then outstanding, and all interest, fees, charges, and other amounts owing hereunder and then unpaid shall be paid by June 10, 2002 (the "Maturity Date").

      2. The terms of the second $100,000 Farias Loan Note, bearing interest at 12.0%, in the amount of $100,000, dated November 7, 2001 shall be amended so that subsections (a) and (b) of Paragraph 1 shall be replaced with the following terms: (a) monthly installment payments in the amount of $7500 each are due and payable the fifteenth day of each month, beginning in May 2002 and (b) all principal then outstanding, and all interest, fees, charges, and other amounts owing hereunder and then unpaid shall be paid on or before September 30, 2002 (the "Maturity Date").

      3. The terms of the third Farias Promissory note, bearing interest at 4.0%, in the amount of $280,000, dated October 31, 2001 shall be amended so that subsections (i) and (ii) of Paragraph 1, subsection (a) shall be replaced with the following terms:

            (i) Farias acknowledges receipt of $5000 as payment toward the principal and three (3) monthly installment payments in the amount of $5000 each will be due and payable on the first day of each month, beginning in May 2002; and

            (ii) all remaining monthly payments in the amount of Ten Thousand dollars ($10,000.00 U.S.) each shall be due and payable on the first day of each month beginning on August 1, 2002, and shall continue until the Principal has been paid in full.

The Loan Documents and the Farias Services Agreements between Vertical and Farias shall remain in force and effect, except as expressly modified herein. In addition, by signing this letter the parties acknowledge (a) Farias loaned Vertical $200,000, (b) Farias paid and Paradigm actually received from Vertical $100,000 and (c) Vertical delivered to Paradigm 50,000 shares of Vertical's Series "C" 4% Cumulative Preferred Stock. Finally, each party further agrees to execute any documents the other party may reasonably required to assure its continued protection and rights, including any supporting UCC documentation.

                                          Yours truly,

                                          VERTICAL COMPUTER SYSTEMS, INC.

                                          By:
                                          ------------------------------------
                                                Richard Wade, President

ACCEPTED AND AGREED:

ROBERT FARIAS

BY:
    ---------------------------
      Robert Farias, an individual


Dated:
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